EXHIBIT 99.1

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Media Relations (847) 700-5538

UAL CORP. EXPECTS EARNINGS PER SHARE FOR 2001 TO BREAK EVEN SHOULD THE US AIRWAYS ACQUISITION TAKE PLACE

NEW YORK, Feb. 2, 2001 - In a presentation this morning to the Society of Airline Analysts in New York, UAL Corporation's Chairman and Chief Executive Officer James E. Goodwin discussed the strategic rationale behind the company's planned acquisition of US Airways and the financial prospects for UAL Corporation in 2001 in the event the acquisition is consummated.   Citing the year as a transition period, the company said that it expects to post roughly breakeven earnings per share for the full year, should the acquisition be consummated.

Explaining the company's rationale behind the acquisition, Goodwin said, "United and US Airways are a perfect fit.  Together, we will create the first truly national airline.  By combining forces, we will solve both companies' geographic shortcomings and gain mutual access to valuable new market segments.  The integration of the US Airways system will also allow us to serve trans-Atlantic, Latin American and Caribbean markets more effectively, and it will improve our ability to reach United's Asian destinations from across the United States.

"The combination of these two great airlines will result in improved travel convenience and efficiency for millions of passengers, as well as growth and economic benefits for communities large and small across the United States.  We'll make it easier for our customers to get anywhere in the world, with one ticket, one baggage check, one airline club and one frequent-flier program.  Together, United and US Airways will create a more efficient global airline network while at the same time forming the first carrier with a strong presence in forty-nine of the fifty United States."

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Also speaking at the presentation were Douglas Hacker, executive vice president-Finance and Planning and chief financial officer; and Frederic Brace, senior vice president-Finance.

The company broadcast the presentation simultaneously via the company's web site, united.com.  A replay of the webcast is available until Feb. 15 on the Investor Relations page of united.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain information contained in this press release is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results.  Forward- looking statements represent the company's expectations and beliefs concerning future events, based on information available to the company as of the date of this press release.  Some factors that could significantly impact earnings per share include, without limitation: the outcome of the regulatory approval process for the United and US Airways merger; the ability to successfully integrate the businesses of United and US Airways; costs related to the United and US Airways merger; the ability to achieve cost-cutting synergies resulting from the United and US Airways merger; the airline pricing environment; industry capacity decisions; competitors' route decisions; the success of the company's cost-control efforts; the cost of crude oil and jet fuel; the results of union contract negotiations and their impact on labor costs; the growth of e-commerce and off-tariff distribution channels; the implementation of customer service improvement strategies; actions of the U.S., foreign and local governments; willingness of customers to travel; foreign currency exchange rate fluctuations; the stability of the U.S. economy; inflation; the economic environment of the airline industry and the economic environment in general. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-UAL-

The web page address for UAL Corp. and United Airlines is united.com